April 11, 1995

Dear Shareholder:

The Directors and Officers of The Somerset Group, Inc. (the "Corporation") join me in extending to you a cordial invitation to attend the annual meeting of our shareholders. This meeting will be held on Thursday, April 27, 1995, at 9:00 a.m., EST, in the First Indiana Plaza Conference Center, Ohio and Pennsylvania Streets, Seventh Floor, Indianapolis, Indiana.

At the annual meeting, in addition to the election of directors, shareholders will be asked to consider and vote upon the approval of a proposed sale by the Corporation of the assets and businesses of the Grove City, Ohio and Westfield, Indiana precast/prestressed concrete facilities of its American Precast Concrete Division (the "Transaction"), to Fabcon, Incorporated (the "Buyer") for an estimated $5.9 million in cash. In connection therewith, the Buyer will assume certain liabilities and obligations related to the businesses being sold.

The formal notice of the annual meeting and the proxy statement appear on the following pages. Please give this information your careful attention.

The Board of Directors has unanimously approved the Transaction and unanimously recommends that you vote FOR approval of the Transaction.

In view of the importance of the action to be taken, we urge you to complete, sign, and date the enclosed proxy and to return it promptly in the enclosed envelope, whether or not you plan to attend the annual meeting of shareholders. (Returning the proxy does not affect your right to vote in person on all matters brought before the meeting.)

                              Sincerely,



                            Robert H. McKinney
                            Chairman and Chief Executive Officer

                              FIRST INDIANA PLAZA
                              135 NORTH PENNSYLVANIA STREET
                              SUITE 2800
                              INDIANAPOLIS, IN  46204
                              (317) 634-1400



                           THE SOMERSET GROUP, INC.
                       135 North Pennsylvania Street
                                Suite 2800
                       Indianapolis, Indiana  46204

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of The Somerset Group, Inc.:

     NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of The Somerset Group, Inc. (the "Corporation") will be held on Thursday, April 27, 1995, at 9:00 a.m., EST, in the First Indiana Plaza Conference Center, Ohio and Pennsylvania Streets, Seventh Floor, Indianapolis, Indiana, to consider and take action on the following matters:

1. Election of Directors. The election of directors as set forth in the Proxy Statement.

2. The Sale Transaction. Approval of a proposed sale by the Corporation of the assets and businesses of the Grove City, Ohio and Westfield, Indiana precast/prestressed concrete facilities of its American Precast Concrete Division (the "Transaction"), to Fabcon, Incorporated (the "Buyer") for an estimated $5.9 million in cash. In connection therewith, the Buyer will assume certain liabilities and obligations related to the businesses being sold. The Transaction (in the context of the overall plan of the Corporation to dispose of the precast/prestressed concrete operations of its American Precast Concrete Division, as described in the attached proxy statement) involves the sale of substantially all of the operating assets of the Corporation.
The material terms and conditions applicable to the Transaction are set forth in the Asset Purchase Agreement dated as of February 20, 1995 among the Corporation and its wholly-owned subsidiaries Precast Concrete Systems, Inc. and Concrete Carriers, Inc., and the Buyer, a copy of which (including forms of the related Noncompetition Agreements) is attached to the Proxy Statement as Appendix I.

3. Other Business. The transaction of such other business as properly may come before the meeting and any adjournments thereof.

Only shareholders of record at the close of business on February 24, 1995 are entitled to vote at the meeting or any adjournment thereof. Approval of the Transaction requires the affirmative vote of the holders of a majority of the shares of the Corporation's Common Stock entitled to vote at the meeting.

     THE BOARD OF DIRECTORS OF THE SOMERSET GROUP, INC.
UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE
TRANSACTION.

                               By order of the Board of Directors


                                   Sharon J. Sanford
                                   Secretary
April 11, 1995

                                 IMPORTANT
PLEASE MARK, SIGN AND RETURN THE ENCLOSED PROXY.  NO POSTAGE IS
NECESSARY IF MAILED IN THE UNITED STATES.


                          THE SOMERSET GROUP, INC.
                       135 North Pennsylvania Street
                                Suite 2800
                       Indianapolis, Indiana  46204
                              (317) 634-1400


                              PROXY STATEMENT

     The accompanying proxy is solicited by the Board of Directors of The Somerset Group, Inc. (the "Corporation") for use at the annual meeting of shareholders to be held on Thursday, April 27, 1995, at 9:00 a.m., EST, in the First Indiana Plaza Conference Center, Ohio and Pennsylvania Streets, Seventh Floor, Indianapolis, Indiana, and any adjournments thereof (the
"Annual Meeting"). The Notice of Annual Meeting of Shareholders, this Proxy Statement and accompanying form of proxy are first being sent or given to shareholders on or about April 11, 1995.

     At the Annual Meeting, shareholders will be asked to elect two directors to hold office until the 1998 annual meeting of shareholders and until their respective successors are duly elected and qualified. Shareholders will also be asked to consider and vote upon the approval of a proposed sale (the "Transaction") by the Corporation of the assets and businesses of the Grove City, Ohio and Westfield, Indiana precast/prestressed concrete facilities of its American Precast Concrete Division (together, the "Business"), to Fabcon, Incorporated (the "Buyer") for an estimated $5.9 million in cash. In connection therewith, the Buyer will assume certain liabilities and obligations related to the Business. The material terms and conditions applicable to the Transaction are set forth in the Asset Purchase Agreement dated as of February 20, 1995 among the Corporation and its wholly-owned subsidiaries Precast Concrete Systems, Inc. and Concrete Carriers, Inc. (which, together with the Corporation, are hereinafter referred to as the "Sellers"), and the Buyer (the "Agreement"). (A copy of the Agreement and the forms of the related Noncompetition Agreements of the Sellers and certain executive officers of the Corporation are attached as Appendix I to this Proxy Statement.) The Corporation currently intends to use the net proceeds of the Transaction to pursue new business opportunities which may become available to it. The Board of Directors has not currently identified any such specific opportunities, but such opportunities may relate to providing financial services.

     The Corporation will retain the business and assets of the precast/prestressed concrete operations of its American Precast Concrete Division located in Indianapolis, Indiana (the "Indianapolis Facility") which is engaged in marketing, selling, manufacturing, distributing, and installing structural and architectural precast and prestressed building components. However, the Board of Directors intends to pursue a sale of the Indianapolis Facility during 1995, although there can be no assurance that a sale will occur. In connection with the Transaction, the Sellers and certain of the Corporation's executive officers will become subject to Noncompetition Agreements (copies of which are included in Appendix I) which may affect the continuing operations and potential sale of the Indianapolis Facility. The Corporation does not currently intend to seek shareholder approval of the sale of the Indianapolis Facility, or of any future acquisitions, except to the extent required by law or the rules of NASDAQ. The Transaction will not result in any change in the capital stock of the Corporation.

                             TABLE OF CONTENTS




Page

SUMMARY                                                      1

VOTING AND PROXY INFORMATION                                 3
 Record Date                                                 3
 Vote Required                                               3
 Proxies                                                     3
 No Appraisal or Dissenters' Rights                          4

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF              4

PROPOSAL NO. 1:  ELECTION OF DIRECTORS                       5
 Certain Committees of the Board of Directors                7
 Certain Transactions                                        8

PROPOSAL NO. 2: THE TRANSACTION                              8
 General                                                     8
 Purpose and Background of the Transaction                   9
 Negotiations                                                10
 Use of Net Proceeds                                         12
 Recommendation of the Board of Directors                    13
 Certain Effects of the Transaction                          13
 Description of the Agreement                                15

COMPENSATION OF DIRECTORS AND EXECUTIVE COMPENSATION         20
 (a)                     Summary Compensation Table          20
 (b)                                    Options Tables       21
 (c)                         Compensation of Directors       21

SHAREHOLDER PROPOSALS                                        22

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES
  EXCHANGE ACT OF 1934                                       22

FINANCIAL STATEMENTS AND OTHER INFORMATION                   22

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION       23

OTHER MATTERS                                                30

APPENDIX I -- Asset Purchase Agreement, Forms of Noncompetition
Agreements, and Schedule 3

SUMMARY

 Certain significant matters discussed in the Proxy Statement are summarized below. This Summary is not intended to be complete and is qualified in all respects by reference to the more detailed information appearing or incorporated by referenced in this Proxy Statement. Shareholders are urged to review carefully the entire Proxy Statement (including Appendix I which is attached and the Annual Report to Shareholders incorporated herein by reference.)

                                  General

Time, Date and Place of Annual Meeting

 The Annual Meeting will be held on Thursday, April 27, 1995, at
9:00 a.m., EST, in the First Indiana Plaza Conference Center,
Ohio and Pennsylvania Streets, Seventh Floor, Indianapolis,
Indiana.

Purposes of the Annual Meeting

 The purposes of the Annual Meeting are (i) to elect two directors to hold office until the 1998 annual meeting of shareholders and until their respective successors are duly elected and qualified; (ii) to consider and vote upon the approval of the Transaction involving the sale of the Business to the Buyer on terms and conditions described herein; and (iii) to transact such other business as may properly come before the Annual Meeting.

Record Date

 Only shareholders of record as of the close of business on February 24, 1995 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Corporation had only one class of stock, its common stock, of which 1,638,746 shares were outstanding.

Vote Required

 The election of directors will be determined by a plurality of the shares present in person or represented by proxy. The holder of each outstanding share of Common Stock is entitled to vote for as many persons as there are directors to be elected. Regarding the approval of the Transaction, the affirmative vote of holders of a majority of the outstanding shares of Common Stock is required. Based upon the number of shares of Common Stock held by the directors and executive officers of the Corporation (806,218) and their intention to vote in favor of the Transaction, it appears likely that the Transaction will be approved by the shareholders. See "VOTING AND PROXY INFORMATION
- -- Vote Required."

No Appraisal or Dissenters' Rights

 Because the Common Stock is traded on the NASDAQ National Market
System, Indiana law does not provide any appraisal or dissenters' rights with respect to shareholders who object to or vote against approval of the Transaction.

Election of Directors

 At the Annual Meeting, the shareholders will elect two directors to hold office until the 1998 annual meeting of shareholders and until their successors are duly elected and qualified. The board nominees for election as directors at the Annual Meeting are Robert H. McKinney and Michael L. Smith. Both of the nominees are currently serving as directors of the Corporation.
See "PROPOSAL NO. 1:  ELECTION OF DIRECTORS."

                              The Transaction

Recommendation of the Board of Directors

 The Board of Directors believes that the Transaction is fair to, and in the best interests of, the Corporation and all of its shareholders and recommends that the shareholders approve the Transaction. See "PROPOSAL NO. 2: THE TRANSACTION --
Recommendation of the Board of Directors."

 The purchase price for the Business was determined by arm's length negotiations between the Corporation and the Buyer. The negotiations resulting in the Transaction as set forth in the terms and conditions of the Agreement were the culmination of various discussions between the Corporation and the Buyer. See "PROPOSAL NO. 2: THE TRANSACTION -- Negotiations."

Description of the Transaction

 The Transaction involves the sale of the Business by the Corporation to the Buyer for an estimated $5.9 million in cash. The Business consists of the assets and businesses of the Grove City, Ohio and Westfield, Indiana precast/prestressed concrete facilities of the American Precast Concrete Division of the Corporation. In connection with the Transaction, the Buyer will assume certain liabilities and obligations related to the Business. For a more detailed description of the Transaction, see "PROPOSAL NO. 2: THE TRANSACTION -- General," and for a description of the general provisions of the Agreement, see "PROPOSAL NO. 2: THE TRANSACTION -- Description of the Agreement."

Certain Income Tax Consequences

 The Corporation will recognize federal and state income taxes in connection with the Transaction. For a discussion of material tax consequences to the Corporation, see "PROPOSAL NO. 2: THE TRANSACTION -- Certain Effects of the Transaction -- Federal Income Tax Consequences."

Change in Business and Operations of the Corporation

 The Board of Directors intends to pursue a sale of the Indianapolis Facility during 1995. That possible sale, combined with the sale of the Business in the Transaction, likely will change the Corporation's involvement in the precast/prestressed concrete industry. For a discussion of the anticipated role of the Corporation in that industry, and the options being considered by the Board of Directors as to the Indianapolis Facility, see "PROPOSAL NO. 2: THE TRANSACTION -- Certain Effects of the Transaction -- Change in Business and Operations of the Corporation." The Transaction will not affect the current ownership by the Corporation of Common Stock of First Indiana Corporation.

VOTING AND PROXY INFORMATION

Record Date

 Only shareholders of record as of the close of business on the Record Date, February 24, 1995, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Corporation had 1,638,746 shares of Common Stock outstanding.

Vote Required

 The quorum necessary for the Annual Meeting to be held is 819,374 votes represented in person or by proxy. The election of directors will be determined by a plurality of the shares present in person or represented by proxy. The holder of each outstanding share of Common Stock is entitled to vote for as many persons as there are directors to be elected. The affirmative vote of holders of a majority of the outstanding shares of Common Stock will be required for approval of the Transaction. Any other matters to come before the meeting will be determined by a majority of the shares present in person or represented by proxy. An abstention, non-vote, or broker non-vote on the approval of the Transaction will have the same effect as a vote against that matter. An abstention, non-vote, or broker non-vote will not change the number of votes cast for or against the election of any director or for or against any other matter to come before the meeting. Any shareholder giving a proxy has the power to revoke it at any time before it is voted.

 The approval of the Transaction will require 819,374 affirmative votes. The executive officers and directors of the Corporation have informed management of the Corporation that they intend to vote the shares of the Common Stock which such individuals own in favor or the Transaction. Those individuals own, in the aggregate, 806,218 shares of the Common Stock, or 49.2% of the outstanding Common Stock. Accordingly, it appears likely that the Transaction will be approved by the shareholders.

Proxies

 A proxy in the enclosed form, if properly executed, duly returned to the Corporation and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the two persons nominated for election as directors referred to herein and FOR the approval of the Transaction. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented thereby on such matters in accordance with their best judgment. Other than the election of directors and the approval of the Transaction, the Board of Directors has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting. Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend and to vote in person at the Annual Meeting. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke the proxy. Any shareholder giving a proxy may revoke it at any time before it is voted by giving notice thereof to the Corporation in writing or at the Annual Meeting or by providing a proxy bearing a later date.

 The entire expense of preparing, assembling, printing and mailing the proxy form and material used in the solicitation of proxies will be paid by the Corporation. The solicitation will not be made by specially engaged employees or paid solicitors. In addition to the use of the mails, solicitation may be made by employees of the Corporation by telephone, telegraph, cable or personal interview.

No Appraisal or Dissenters' Rights

 Because the Common Stock is traded on the NASDAQ National Market
System, Indiana law does not provide any appraisal or dissenters' rights with respect to shareholders who object to or vote against approval of the Transaction.

              VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

 Only shareholders of record as of the close of business on February 24, 1995 will be entitled to vote at the Annual Meeting.

 The Corporation has only one class of stock, its common stock, of which 1,638,746 shares were outstanding as of the close of business on February 24, 1995.

 The following table shows, as of February 24, 1995, the number and percentage of shares of common stock owned beneficially by
(i) each person who owned beneficially more than 5% of the issued and outstanding common stock of the Corporation and (ii) executive officers and directors as a group:

Name and Address                                          Percent
  of Beneficial              Amount and Nature of              of
 Owner                       Beneficial Ownership           Class


Robert H. McKinney
135 N. Pennsylvania St.
Suite 2800
Indianapolis, Indiana 46204        408,394(1)               24.5%

Marni McKinney Jakubovie
135 N. Pennsylvania St.
Suite 2800
Indianapolis, Indiana 46204        339,168(2)               20.5%

Marvin C. Schwartz
c/o Neuberger & Berman
605 Third Avenue
New York, New York 10158           119,500(3)                7.4%

William L. Elder
Southern Indiana Railway, Inc.
320 N. Meridian Street, Room 911
Indianapolis, Indiana 46204         84,526(4)                5.2%

All executive officers and
directors as a group               883,888(5)               51.6%
     (9 persons)

     The above named persons have sole voting power and sole investment power.




(1)  Includes 360,815 shares owned directly, 1,615 shares owned jointly with his wife, 18,152 shares owned of record by his wife, 1,112 shares held in trust under the Corporation's

     401(k) Savings Plan, and 26,700 shares subject to options

     granted under the Corporation's Stock Incentive Plans.

(2)  Includes 308,865 shares held in two irrevocable trusts

     established by Robert H. McKinney for the benefit of his children, including Marni McKinney Jakubovie and

     Kevin K. McKinney. The above number also includes 17,740 shares which Ms. Jakubovie owns individually, 63 shares held in trust under the Corporation's 401(k) Savings Plan, and 12,500 shares subject to options granted under the Corporation's
     Stock Incentive Plans.



(3)  This information is taken from the Schedule 13D Report dated

     February 26, 1992, and filed by the
     shareholder with the Securities and Exchange Commission

     concerning shares held by it. It does not reflect any changes in those shareholdings which may have occurred since the date of such filing.

(4) Includes 80,526 shares which Mr. Elder owns individually and 4,000 shares subject to options granted under the 1991

     Director Stock Option Plan.

(5) Includes 58,600 shares subject to options granted under the Corporation's Stock Incentive Plans, 16,000 shares subject to options granted under the 1991 Director

     Stock Option Plan, and 3,070 shares held in trust under the Corporation's 401(k) Savings Plan.

                  PROPOSAL NO. 1:  ELECTION OF DIRECTORS

     Two directors are to be elected. Robert H. McKinney and Michael L. Smith have been nominated for a term of three years and until their successors are elected and qualified. If, at the time of the 1995 annual meeting of shareholders any of such nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

     The Board of Directors unanimously recommends the election of the following nominees:

Name, Age, Principal                    Common Stock
Occupation(s) and                       Beneficially      Percent
Business Experience         Director     Owned on           of
During Past 5 Years           Since    February 24, 1995   Class


The NOMINEES for election
  are:

Robert H. McKinney, Age 69     1985      408,394(4)         24.5%
 Chairman and Chief Executive
 Officer of the Corporation;
 Chairman and Chief Executive
 Officer of First Indiana Corporation,
 a savings and loan holding
 company; Chairman of First
 Indiana Bank, A Federal Savings
 Bank; retired Partner of Bose
 McKinney & Evans, attorneys;
 Director of First Indiana Corporation
 and Lilly Industries, Inc.; Chairman,
 Federal Home Loan Bank Board (1977-1979).
Name, Age, Principal                    Common Stock
Occupation(s) and                      Beneficially       Percent
Business Experience         Director     Owned on             of
During Past 5 Years          Since    February 24, 1995    Class


Michael L. Smith, Age 46      1988        4,100(1)            (2)
 Chairman, President and Chief Executive
 Officer, Mayflower Group, Inc.,
 diversified transportation
 services; Director of Mayflower
 Group, Inc., First Indiana
 Corporation, and Acordia, Inc.

Directors whose terms expire
  in 1996:

H. J. Baker, Age 67           1986        5,250(1)            (2)
 Chairman Emeritus, BMW
 Constructors, Inc.,
 mechanical contractors;
 Director of First Indiana
 Corporation and Lilly
 Industries, Inc.

William L. Elder, Age 72      1986       84,526(1)           5.2%
 Formerly Chairman of Southern
 Indiana Commerce Corporation;
 formerly President of Southern
 Indiana Railway, Inc.; formerly
 Director of Merchants National
 Corporation, a bank holding company,
 and Merchants National Bank and
 Trust Company.

Marni McKinney Jakubovie,     1987      339,168(5)          20.5%
 Age 38 President and Chief Operating
 Officer of the Corporation; Vice
 Chairman and Director of First
 Indiana Corporation and First Indiana
 Bank, A Federal Savings Bank; formerly
 Executive Vice President of the
 Corporation (1987-1992); Vice
 Chairman of, and formerly Vice
 President and Director of Strategic
 Planning of, First Indiana Bank, A
 Federal Savings Bank; formerly Vice
 President of First Indiana Corporation.
Name, Age, Principal
                                      Common Stock
Occupation(s) and                      Beneficially       Percent
Business Experience         Director     Owned on          of
During Past 5 Years         Since      February 24, 1995  Class


Directors whose term expires
  in 1997:

Douglas W. Huemme, Age 53     1990        4,000(1)          (2)
 Chairman, President and Chief
 Executive Officer, Lilly
 Industries, Inc., industrial coatings;
 formerly Vice President and Group
 Executive - Chemicals
 Group, Whittaker Corporation.

Kevin K. McKinney, Age 37      1990       12,152(3)          (2)
 Vice President of the
 Corporation; Publisher of NUVO
 Newsweekly and Chairman and President
 of NUVO, Inc.; formerly President;
 Mid America Media; formerly
 Chairman, Indianapolis Extra,
 Ltd.
______________

(1)       Includes 4,000 shares subject to an option granted

          under the 1991 Director Stock Option Plan.

(2)       The number of shares represents less than 1% of the

          outstanding shares of the Corporation.

(3)       Includes 7,740 shares owned directly, 4,400 shares

          subject to options granted under the Corporation's

          Stock Incentive Plans and 12 shares held in trust under the Corporation's 401(k) Savings Plan. Mr. McKinney is a son of Robert H. McKinney and a brother of Marni

          McKinney Jakubovie.

(4)       See note (1) to the table under heading "Voting

          Securities and Principal Holders Thereof" above.

(5)       See note (2) to the table under heading "Voting

          Securities and Principal Holders Thereof" above.  Ms.
          Jakubovie is a daughter of Robert H. McKinney and a

          sister of Kevin K. McKinney.

     The Board of Directors met four times during the Corporation's last fiscal year. All directors attended in excess of 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees on which he or she served.

     Nominees for election as a director of the Corporation are selected by the Board of Directors.

               Certain Committees of the Board of Directors

     Among other committees, the Board of Directors has an Audit
Committee, a Compensation and Policy Committee and a Stock
Administration Committee.

     The functions of the Audit Committee are: (1) to review audits of the accounting records of the Corporation and its financial statements performed by independent auditors, (2) to confer with the independent auditors and officers of the Corporation regarding accounting and financial statements and internal controls, (3) to recommend to the Board the engagement or discharge of the independent auditors and (4) to perform such other functions as the Committee deems necessary or desirable. The members of the Audit Committee are: H. J. Baker (Chairperson), Douglas W. Huemme and Michael L. Smith. The Committee met once during the last fiscal year of the Corporation.

     The functions of the Compensation and Policy Committee are to review and make recommendations to the Board of Directors with respect to the compensation of the officers and key employees of the Corporation and its subsidiaries and review other policy matters. The members of the Compensation and Policy Committee are: William L. Elder (Chairperson), Douglas W. Huemme and Michael L. Smith. The Committee met twice during the last fiscal year of the Corporation.

     The functions of the Stock Administration Committee are to administer and grant stock options, stock appreciation rights and performance shares under the Corporation's 1986 and 1991
Stock Incentive Plans and to exercise certain discretionary authority under the Corporation's 401(k) Savings Plan. Members of the Stock Administration Committee are: Michael L. Smith (Chairperson), H. J. Baker and Douglas W. Huemme. The Committee met once during the last fiscal year of the Corporation.

                           Certain Transactions

     In May 1993, the Corporation extended from June 1, 1993 to June 1, 1995 the maturity date of a promissory note payable to the Corporation by NUVO, Inc. The promissory note resulted from the sale of assets by the Corporation to Nuvo, Inc. in 1990. Robert H. McKinney, Marni McKinney Jakubovie, and Kevin K. McKinney are shareholders and directors of NUVO, Inc., and Kevin
K. McKinney is the Chairman and President of NUVO, Inc. The principal amount of the promissory note is approximately $101,000, and the promissory note bears interest at the rate of nine percent (9.0%) per annum. The promissory note is secured by a security interest in substantially all of the assets of NUVO, Inc., and the note is current as of the date hereof.

                      PROPOSAL NO. 2: THE TRANSACTION

General

     The Transaction involves the sale of the Business by the Corporation to the Buyer for cash currently estimated to be $5.9 million. The Business consists of the assets and businesses of the Grove City, Ohio and Westfield, Indiana precast/prestressed concrete facilities of the American Precast Concrete Division of the Corporation, which produce and sell precast and prestressed concrete building components for use as exterior wall panels and in flooring and roofing systems. The concrete products produced and sold by the Business are used in construction of new commercial, industrial and retail structures. The Transaction does not involve the sale of the Indianapolis Facility. The Indianapolis Facility is engaged in marketing, selling, manufacturing, distributing, and installing structural and architectural precast and prestressed concrete building components specifically designed and engineered for individual
projects.   The concrete products produced and sold by the
Indianapolis Facility are used in the construction of structures such as sports stadiums, parking systems, and certain types of office buildings. However, the Board of Directors will pursue a sale of the Indianapolis Facility in 1995. See "-- Certain Effects of the Transaction -- Change in Business and Operations of the Corporation."

     The estimated $5.9 million of cash gross proceeds consists of the following: $5.0 million for the sale of the fixed assets of the Business including real property and buildings and equipment; and the value as of the closing of the Transaction of other assets such as raw materials and contracts for projects which are in process but which are not yet complete. The values of such assets as of the closing date will not finally be determined until after the closing date, and therefore they can only be estimated at this time. (The estimate of the total gross purchase price contained in this Proxy Statement is based upon the expected amounts and values of raw materials, the contracts for work in process, and the other assets using historical information.) The $5.0 million portion of the purchase price and approximately one-half of the remaining portion of the estimated purchase price will be paid on the closing date, and the remainder will be paid following closing (subject to a dispute resolution procedure contained in the Agreement). Also, a portion of the purchase price may be withheld by the Buyer to pay for certain environmental remediation work to be performed following the closing as described in the Agreement. See "-- Description of the Agreement -- Purchase Price."

     The date of the Annual Meeting was set by the Board of Directors based on the time required for soliciting proxies by this Proxy Statement and by the time necessary for the Corporation's independent auditors to complete the audited financial statements included in the accompanying Annual Report to Shareholders and for management to provide that Annual Report to Shareholders. As an accommodation to the Buyer's desire to obtain the benefit of the Business as soon as possible, the parties agreed in the Agreement to credit against the purchase price the operating income of the Business attributable to the period (the "Interim Period") from April 1, 1995 through the closing date (which is currently expected to be in late April) less an amount equal to the sum of interest which the Corporation could have earned during the Interim Period had the portion of the purchase price payable at closing been paid on April 1, 1995, and interest on cash used by the Corporation to operate the Business during the Interim Period.

     In connection with the Transaction, the Buyer will assume certain liabilities and obligations related to the Business. The assumed liabilities and obligations generally are those arising under current construction projects of the Business and related to the assets being purchased, but do not include operational liabilities and obligations such as those arising under employee benefit plans. Also, the Corporation has agreed to indemnify the Buyer for certain pre-closing obligations which may arise following the sale and for violations of representations and warranties of the Seller contained in Agreement. For a more detailed description of these types of obligations and other material provisions of the Agreement, see "-- Description of the Agreement" below.

     There is no relationship or affiliation between the Buyer and the Corporation other than the Corporation being a licensee of the Buyer as to certain intellectual property and related rights pertaining to the "Span Deck" concrete panel production method. That relationship has been in existence for over 10 years. The concrete products produced by the Corporation are sold by the Corporation and are not produced for resale to the Buyer. The Corporation receives a royalty based upon the amount of the product produced and sold using this method. In light of the fact that the facilities used to produce the product using this process will be purchased in the Transaction, this relationship will end upon consummation of the Transaction.

Purpose and Background of the Transaction

     The Board of Directors believes that selling the Business at this time is consistent with the overall goal of the Corporation of maintaining and increasing shareholder value. Specifically, there are three major reasons why selling the Business will help the Corporation achieve that goal, which are as follows:

     First, over the last few years, the Corporation has accomplished, as part of its strategic planning, disposition of business segments which are not consistent with the Corporation's long-term business goals. As part of this on-going process, the Board of Directors from time to time has considered whether the Corporation should maintain or expand its precast/prestressed concrete operations. Specifically, the Board of Directors has been concerned that there is little opportunity for the Corporation to expand the Business, either through acquisitions or internal growth, which would result in the Corporation earning an appropriate return on investment for the shareholders. This, combined with the concern of the Board of Directors that the earnings of the Business might not justify the significant amounts of capital necessary to maintain the current operations of the Business, led the Board of Directors again to review the role of the Corporation in the concrete products industry after the initial contacts by the Buyer. The Board determined that these concerns were still valid, and that the increased profitability of the Business during 1994 and 1995 provided an opportune time for negotiating a sale of the Business.

     Second, the precast/prestressed concrete business is highly cyclical, and the resulting fluctuations in revenues and profits make it difficult for management to maintain and increase profitability of the Corporation on a consistent basis, which is one of the strategic goals of the Corporation. The Corporation, like most public companies, is concerned about how the investment community will view fluctuations in net income and how these perceptions will affect the price of its Common Stock. Acquisitions or expansion would require the expenditure of significant capital and would not necessarily mitigate the cyclical nature of the precast/prestressed concrete industry. Accordingly, the Board of Directors has determined to search for more appropriate uses of the capital currently invested in the Business. (See the discussion below in "-- Use of Net Proceeds" concerning the expected amounts of working capital that will become available following the collection of accounts receivable that are not being sold in the Transaction.)

     Third, the current role of the Corporation in the financial institutions industry also is a factor in the decision to sell the Business. By owning a significant percentage of the outstanding capital stock of First Indiana Corporation, which owns First Indiana Bank, A Federal Savings Bank ("First Indiana"), the Corporation is a registered "savings and loan holding company" of First Indiana under applicable federal regulations. As such, the Corporation would not be able to continue its ownership of First Indiana if First Indiana Corporation were to acquire another savings association unless the Corporation divested itself of its businesses not directly related to providing financial services. Also, if First Indiana were to convert to a different type of financial institution charter such as a commercial bank, the Corporation would become a different type of holding company and might be subject to even more stringent limitations on its activities. The Board of Directors of the Corporation is not aware that either First Indiana Corporation or First Indiana has any plans to undertake any such acquisition or charter change. Nevertheless, by disposing of its precast/prestressed concrete operations, the Corporation will enhance its ability, directly or through its investment in First Indiana, to engage in a full range of activities in connection with providing financial services.

     In addition to the considerations described above, the Board of Directors believes that the terms of the Transaction set forth in the Agreement are favorable to the Corporation and its shareholders, as discussed in "-- Recommendation of the Board of Directors" below. Accordingly, the Board of Directors recommends that the shareholders approve the Transaction.

Negotiations

     Representatives of the Corporation and the Buyer engaged in preliminary discussions from time to time prior to 1994 in connection with a possible acquisition by the Buyer of all or a portion of the precast/prestressed concrete operations of the Corporation. However, due primarily to the low profitability level of the Business at that time and the resulting difficulty at that point of negotiating a transaction which would involve a purchase price for the Business considered appropriate by management of the Corporation, the parties did not engage in serious negotiations. For instance, in 1990, management of the Corporation and the Buyer discussed the possibility of a sale transaction, but the Buyer was not interested in purchasing the Business. Accordingly, those discussions ended when the Buyer suggested that it would buy just the Grove City, Ohio facilities.

Management of the Corporation reported this to the Corporation's
Board of Directors on August 15, 1990.

     The Buyer again approached management of the Corporation in early 1993 to discuss the purchase of the Business. However, the Buyer stated that it was willing to pay just $2.0 million for the Business. Management of the Corporation viewed that price as totally inadequate, and therefore the Corporation did not pursue formal negotiations. Management of the Corporation informed the Board of Directors on February 17 and April 21, 1993 of the lack of progress in these discussions.

     However, with improvement in the market for precast/prestressed concrete products in early 1994, the Buyer again approached management of the Corporation, and negotiations commenced because the Buyer's preliminary indication of value was within a range that the Corporation's management believed merited further discussions. For instance, following several preliminary telephone conversations, executives of the Buyer and the Corporation met on April 20, 1994 to discuss a possible sale transaction. At that meeting, general terms such as purchase price were discussed. Additional telephone conversations followed that meeting, and another meeting was held on June 10, 1994 in Indianapolis at which issues such as structure of the transaction, insurance coverage, tax liabilities, environmental considerations, and the sales level of the Business were discussed. Further telephone and written communications followed. However, on July 28, 1994, an executive of the Buyer informed the Corporation's Chief Executive Officer that the Buyer was considering various alternatives including building its own facility, and therefore the Buyer was not interested in pursuing a sale transaction. Management of the Corporation informed the Board of Directors of this at the Board's August 17, 1994 meeting.

     Nevertheless, management of the Corporation kept in contact with executives of the Buyer, and in early September the negotiations resumed. Initially, executives of the Buyer and the Corporation telephoned each other to continue the discussion of various matters related to structuring the Transaction. On October 11, 1994, executives of the Buyer and the Corporation met in Indianapolis, and each party's attorney was also present. Further telephone conversations and written correspondence followed, and the parties and their attorneys met again on November 16, 1994 to finalize the general structure and terms of the Transaction. The Corporation's Board of Directors approved the Transaction on November 17, 1994, and the parties entered into a non-binding letter of intent on November 21, 1994. After entering into the letter of intent, the parties negotiated a definitive purchase agreement, and on February 20, 1995, the parties entered into the Agreement incorporating the terms of the Transaction.

     Prior to approving the Transaction, the Board of Directors of the Corporation considered various alternatives to the Transaction, including continued operation of the Business, expansion of the operations of the Business, or acquisition of one or more additional operations similar to the Business. However, for the reasons outlined above, the Board of Directors did not and does not view those alternatives as viable or consistent with the long-term interest of the Corporation and its shareholders. Furthermore, the Board of Directors did not have a third-party appraise the estimated value of the assets of the Business or attempt to initiate a bidding process or otherwise engage other potential buyers of the Business in discussions relating to the potential acquisition because of the limited number of potential buyers and the attractive terms available from the Buyer (in particular the fact that the purchase price is to be paid in cash) due to the unique fit of the Business in the product mix and geographical markets of the Buyer. Instead, management contacted various other executives in its industry in an attempt to ascertain the interest in purchasing the Business, and also contacted industry consultants in order to ascertain whether any potential buyers would be interested in purchasing the Business. None of these efforts resulted in an interested potential buyer. This, combined with the fact that the Transaction provides for cash consideration equal to two times the book value of the assets being sold and which is more than ten times the average yearly net income earned by the Business during fiscal years 1991, 1992, 1993, and 1994, the Board of Directors believed continued negotiations with the Buyer was in the best interest of the Corporation and its shareholders. Therefore, the Board of Directors negotiated extensively with the Buyer in setting the terms of the Transaction, and concluded that the Transaction as outlined in the Agreement presented the best course of action for the Corporation at this time and provides a unique opportunity for the Corporation to obtain on a current basis a fair cash price for the Business.

     As discussed below in "-- Recommendation of the Board of Directors," the Board of Directors considered several factors in approving the Transaction and recommending it to the Corporation's shareholders. Nevertheless, the primary two factors upon which that approval and recommendation are based is that the Transaction involves a purchase price equal to two times the book value of the assets being sold and that the purchase price is paid in cash.

Use of Net Proceeds

     While not itself constituting net proceeds of the Transaction, the Corporation will receive additional cash as accounts receivable of the Business outstanding as of the closing of the Transaction are paid. These receivables, currently estimated to be approximately $2.3 million (net of payment of certain related accounts payable), resulting from projects completed prior to consummation of the Transaction, are not being sold to the Buyer as part of the Transaction. Accordingly, as these accounts receivable are collected during the several months following consummation of the Transaction, that cash will also be available for investment by the Corporation or for use as working capital. If not retained by the Corporation as working capital, it is expected that such funds will be invested in a similar manner as the net proceeds from the Transaction described below.

     The gross amount of cash expected ultimately to be available to the Corporation as a result of the Transaction is expected to be approximately $8.2 million (approximately $5.9 million of gross cash proceeds and $2.3 million of retained accounts receivable less certain payables). Of course, the actual net cash proceeds available to the Corporation will be less after payment of applicable federal and state taxes and after payment of expenses incurred by the Corporation in connection with the Transaction, including legal and accounting fees. Currently, the net proceeds of the Transaction itself are expected to be $5.4 million, and the net amount of cash ultimately expected to be available to the Corporation as a result of the Transaction is $6.8 million. See "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION."

     Although the Corporation does not have any current plans or proposals with respect to the redeployment of its cash following the consummation of the Transaction, the Corporation intends actively to review various potential acquisitions and other opportunities that might become available, although no specific acquisition or other opportunity has been identified. For the reasons described above, the Board of Directors may seek to investigate acquisition of one or more businesses providing financial services, but the Board of Directors will consider all appropriate opportunities. Immediately following the consummation of the Transaction, it is expected that the Corporation will invest the net proceeds from the Transaction primarily in United States government securities and other short-term investments. The Corporation will not become an investment company subject to the Investment Company Act of 1940 because of its ownership of a significant amount of the outstanding common stock of First Indiana Corporation and certain other related factors.

Recommendation of the Board of Directors

     The Board of Directors of the Corporation has unanimously approved the Transaction and the Agreement, subject to the approval thereof by the shareholders of the Corporation. THE
BOARD OF DIRECTORS OF THE CORPORATION BELIEVES THE TRANSACTION IS
FAIR TO THE CORPORATION AND ALL OF ITS SHAREHOLDERS, AND
THEREFORE RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE
TRANSACTION.

     The material factors considered by the Board in making such recommendation include the following:

     -- Management and the Board of Directors of the Corporation view the price offered as representing a fair price for the assets of the Business on a current basis. For instance, the $5.0 million gross cash consideration in the Transaction equals more than ten times the yearly average net income (after tax) of the Business during 1991, 1992, 1993, and 1994. While the Board of Directors did not set any particular targets or ranges of values to be achieved in the sale of the Business, the Board of Directors believes the consideration to be received in the Transaction to be appropriate in light of the earnings history of the Business.

     -- The proposed purchase price represents approximately a $2.3 million premium over the book value of the assets to be sold before giving effect to certain costs and expenses that will be incurred in the Transaction. Also, the gross purchase price equals twice the book value of the assets sold.

     -- The Transaction will provide the Corporation with a substantial source of cash that may be used to repay debt and pursue new opportunities consistent with the Corporation's strategic goals.

     -- The Corporation will retain approximately $2.3 million of accounts receivable (after the payment of certain related payables).

     Although the amount of the purchase price to be received and the fact that it is to be paid in cash are the primary factors considered by the Board of Directors, the decision to approve and recommend the Transaction reflected consideration of all of these factors and the general considerations described above. See also "-- Purpose and Background of the Transaction" above. None of the officers or directors of the Corporation, or any of its affiliates, has any interest in the Transaction which was in any way a consideration by the Board of Directors in negotiating or approving the Transaction.

Certain Effects of the Transaction

     The consummation of the Transaction will have certain material effects on the Corporation and its business and operations. Among such effects are the following:

Change in Business and Operations of the Corporation

     Subsequent to the consummation of the Transaction, the Corporation's involvement in the precast/prestressed concrete business will significantly decrease. Furthermore, if a sale of the operations of the Indianapolis Facility occurs as discussed below, the Corporation will no longer be involved in that business. If a sale of the Indianapolis Facility does not occur during 1995, the Board of Directors will continue to analyze and consider alternatives for disposition of the Indianapolis Facility. Regardless, upon the consummation of the Transaction, the Corporation intends actively to pursue acquisitions and other opportunities. Any such acquisitions may involve businesses providing financial services, although the Board of Directors will consider all viable alternatives. Accordingly, the business and assets of the Corporation following the Transaction may be materially different. The Corporation, however, will not become an investment company.

     The Board of Directors of the Corporation intends to sell the Indianapolis Facility in 1995 if terms favorable to the Corporation and its shareholders can be negotiated. Currently, senior management of the Corporation is involved in informal discussions with operating management of the Corporation's American Precast Concrete Division and employees at the Indianapolis Facility concerning possible acquisition of the Indianapolis Facility from the Corporation. At this time, no material terms of any such sale, including the purchase price, have been determined. Furthermore, any transaction would require a binding purchase agreement subject to certain conditions precedent. Accordingly, there can be no guarantee that a sale of the Indianapolis Facility will occur. If a sale of the Indianapolis Facility does not occur, the Board of Directors will consider all viable alternatives for the operations of the Indianapolis Facility. In any event, the Board of Directors does not currently intend to significantly expand the operations of the Indianapolis Facility.

     The Sellers and the executive officers subject to the Noncompetition Agreements have agreed that for a period of three years following the consummation of the Transaction they will require any purchaser of the Indianapolis Facility to agree, for the remainder of that three year period, to operate the Indianapolis Facility in compliance with the restrictions contained in the Noncompetition Agreements. Accordingly, this requirement may limit the ability of the Corporation to sell the Indianapolis Facility. See "-- Description of the Agreement -- Noncompetition Agreements" below.

Bank Debt

     The Corporation's bank credit agreements require that upon a sale of "substantially all" of the Corporation's operating assets, the Corporation repay its outstanding bank indebtedness of approximately $5.5 million. It is not clear if that repayment requirement applies to the Transaction. Nevertheless, the Corporation has requested the banks to waive such a requirement, and the banks have agreed. Accordingly, the Corporation does not contemplate that it will repay such debt upon consummation of the Transaction or soon thereafter. Future credit arrangements will be reviewed by the Corporation in light of the Corporation's capital needs.

Income Tax Consequences

     The Transaction will be a taxable event to the Corporation for both federal and state income tax purposes, and is expected to result in the Corporation recognizing a taxable gain of approximately $2.9 million. Of that taxable gain, approximately $950,000 is expected to be deemed to be recapture of accelerated depreciation deductions which would be taxed as ordinary income to the Corporation. The Corporation will be able to offset approximately $593,000 of such taxable income by using net operating loss carryforwards. Accordingly, the resulting aggregate federal and state income tax liability to the Corporation is expected to be approximately $911,000. The Transaction will not result in any tax consequences directly to the shareholders of the Corporation.

     Pursuant to current federal income tax laws and regulations, entities may under certain circumstances be deemed to be "personal holding companies." If an entity is a personal holding company, all of its taxable earnings which are not distributed to shareholders are taxed at the highest personal rate (which currently is 39.6%). Furthermore, that tax is applied after the corporation has paid federal income tax at the normal corporate tax rate on such earnings. Generally, the Corporation could be a personal holding company with respect to any tax year in which more than 50% in value of its equity interests are owned by a limited number of persons and it has "passive" income (i.e., income earned from investments rather than from active businesses) comprising 60% or more of its ordinary taxable income during such year. Through operation of the federal income tax ownership attribution rules, the limited ownership requirement may apply to the Corporation. However, because approximately $950,000 of the taxable gain resulting from the Transaction is expected to be deemed to be recapture of accelerated depreciation deductions, which is treated as ordinary income and not as passive income, and because the Corporation will have owned the Business for approximately four months of 1995 and will have owned the Indianapolis Facility for at least a significant portion of 1995, it is highly unlikely that passive income will equal or exceed 60% of ordinary taxable income for 1995. Accordingly, it appears that the Corporation will not be a personal holding company in 1995. Furthermore, management intends through acquisitions or otherwise to avoid qualifying as a personal holding company in future years, although there can be no assurance that the Corporation will not become a personal holding company for one or more such years.

Accounting Treatment

     The Transaction will be accounted for as a sale of the assets of the Business and a gain is expected to be recorded to the extent that the net proceeds from the sale exceed the carrying value of such assets. Such accounting gain is expected to be approximately $2.0 million. Such gain will be deemed to be income in the Corporation's statements of income beginning with those for the second quarter of 1995. However, certain expenses incurred in connection with consummation of the Transaction, such as accounting and legal expenses, as well as the income tax applicable to such gain, will be accounted for in the same statements of income and will thereby reduce the amount of the gain.

Governmental and Regulatory Approvals

     The Corporation is aware of no material governmental or regulatory approvals required for the consummation of the Transaction, other than compliance with applicable securities laws as to proxy solicitation and Indiana corporate law as to approval of the Transaction.

Description of the Agreement

     The summary of the Agreement which follows is subject to, and qualified in its entirety by, the complete text of the Agreement and the Noncompetition Agreements which are attached to this Proxy Statement as Appendix I. The following is only, in light of space restraints, a summary setting forth a description of all material terms and conditions of the Agreement and the Noncompetition Agreements. Each shareholder is encouraged to refer to the complete text of the Agreement and the Noncompetition Agreements as he or she reviews the following summary.

Assets to be Sold

      The Agreement provides for the purchase by the Buyer of substantially all of the assets of the Business, including machinery, equipment and vehicles, inventories of raw materials, and other tangible personal property, certain intellectual property rights, certain real estate and improvements thereon, certain prepaid sales commissions and certain contracts and documents relating to the Business. The contracts to be sold consist mostly of contracts pertaining to providing precast/prestressed concrete products for projects which will not be completed as of the date of consummation of the Transaction. Assets not included in the Transaction, in addition to the assets related to the operation of the Indianapolis Facility, include all of the Corporation's cash and cash equivalents, any securities owned by it (including Common Stock of First Indiana Corporation), rights to certain prepaid expenses, certain inventory items, all accounts receivable other than those relating to contracts for projects in process and which are not explicitly assumed by Buyer, and all rights in the names "American Precast Concrete" and "Ampark." See Section 1 of the Agreement.

Purchase Price

     The estimated cash consideration of approximately $5.9 million consists of the following: $5.0 million for the sale of the fixed assets of the Business including real property and buildings and equipment; and the value as of the closing of the Transaction of other assets such as raw materials and contracts for projects which are in process but which are not yet complete.

The value of such assets as of the closing date will not finally be determined until after the closing date, and therefore they can only be estimated at this time. (The estimate of the total gross purchase price contained in this Proxy Statement is based upon the expected amounts and value of raw materials, the contracts for work in process, and the other assets using historical information.) See Section 2.1 of the Agreement.

     The $5.0 million portion of the purchase price and approximately one-half of the remaining portion of the estimated purchase price will be paid on the closing date, and the remainder will be paid within fifty (50) days thereafter, subject to certain delay if the parties disagree as to the determination of the final purchase price described in the remaining portion of this paragraph. Within twenty (20) days following the consummation of the Transaction, the Sellers are required to prepare certain schedules setting forth their calculation of the amounts due and owing from the Buyer as the payment of the portion of the purchase price which is not fixed. The Agreement provides that the Buyer may object to such calculation, and if the parties are not able to resolve their differences as to such calculation, an independent certified public accounting firm is to be retained to resolve the matter. Any payment between the parties necessary as a result of such dispute resolution shall be made within five (5) days of the determination by the accounting firm. See Section 2 of the Agreement.

     Also, the Agreement provides that the Buyer shall be entitled to withhold an amount to be determined as of the closing date in connection with costs of certain environmental remediation subsequent to closing. The Sellers will be entitled to receive the remaining portion of such amount which is not used to pay for those remediation efforts. See "-- Covenants and Conditions" below.

Damage or Destruction to the Assets being Sold

     The Agreement provides that in the event of any material damage, destruction, condemnation or loss (any such event being a "Loss") to the assets to be sold to the Buyer prior to the closing date, the Buyer may elect not to consummate the Transaction or, if the Buyer decides to proceed, it may elect either to (i) reduce the purchase price by an amount equal to the fair market value of such assets prior to the Loss, less the salvage value of such assets following the Loss or (ii) require the Corporation to assign to the Buyer all insurance and/or condemnation proceeds payable to the Corporation on account of such Loss and to pay to the Buyer the amount of any deductible
under any such insurance.   See Section 6 of the Agreement.

Assumed Liabilities

     In connection with the Transaction, the Buyer will assume certain liabilities and obligations related to the Business. The Agreement provides that the Buyer will assume all of the liabilities and obligations of the Corporation arising from and after the closing date under contracts and projects in process specifically transferred to the Buyer as part of the Transaction. Those assumed liabilities will not include liabilities relating to employee benefit plans, employment agreements or other agreements of a general operational nature. The assumed liabilities will include, however, obligations under certain contracts and agreements specifically transferred to the Buyer as part of the Transaction. See Section 3 of the Agreement.

Noncompetition Agreements

     As part of the Transaction, each of the Sellers, and Robert
H. McKinney and Marni McKinney Jakubovie personally, is required to enter into a Noncompetition Agreement providing that for a period of three years after the consummation of the Transaction, none of them will directly or indirectly engage in or have an equity interest in any business which engages in marketing, selling, manufacturing, distributing and installing precast and prestressed concrete products and which is competitive with the Business as conducted on the closing date. Also, none of those entities or persons may solicit customers of the Business, interfere with the relationships between the Business and its customers, or solicit for hire any officer or employee of the Buyer engaged in the Business. The geographical scope of the Noncompetition Agreement is limited to the states of Indiana, Ohio, Illinois, Michigan, Kentucky, Pennsylvania and West Virginia.

     Each of the Noncompetition Agreements provides for certain exceptions to these limitations relating to the continued operation and prospective sale of the Indianapolis Facility. See the forms of the Noncompetition Agreement attached to the Agreement in Appendix I.

Representations

     The Sellers make several representations and warranties to the Buyer in the Agreement, including, among others, representations as to: (i) each Seller's corporate status and good standing; (ii) each Seller's authorization with respect to, and execution of, the Agreement and the enforceability thereof;
(iii) the absence of any violation of or the creation of any default with respect to any of the Seller's articles of incorporation, by-laws or other agreements or rulings binding upon it; (iv) the absence of certain litigation; (v) compliance with various laws and regulations; (vi) compliance with applicable environmental laws; (vii) levels of compensation and other matters pertaining to employees; (viii) certain employee benefit plans relating to the Business; (ix) title to property and condition of assets; (x)intellectual property rights relating to the Business; (xi) certain financial statements provided to the Buyer by the Corporation relating to the Business; (xii) the absence of certain changes or events with respect to the Business; (xiii) taxes relating to the Business; (xiv) capital projects related to the Business; and (xv) the Corporation's insurance relating to the Business. See Section 9 of the Agreement.

     The Agreement also contains representations and warranties of the Buyer to the Sellers as to (i) its corporate status and good standing; (ii) the absence of any violation of or the creation of any default with respect to its articles of incorporation, by-laws or other agreements or rulings binding the Buyer as a result of the execution, delivery and performance of the Agreement; and (iii) its authorization with respect to, and execution of, the Agreement and enforceability thereof. See Section 10 of the Agreement.

     Subject to exceptions defined in the Agreement, the representations and warranties in the Agreement will survive the closing for a period of 18 months. Under the Agreement, the Corporation agrees to indemnify the Buyer against breaches of representations and warranties made by the Sellers provided that such claim for indemnification is brought within the 18-month period (unless the misrepresentation resulted from fraud, in which case there is no such time limitation.) The Corporation is not required to indemnify Buyer for any such claims until and unless the aggregate damages and expenses paid incurred by Buyer in connection with such claims exceeds $100,000, and then only for the amount of the excess. The Agreement also provides for similar indemnification from the Buyer to the Sellers. See Sections 23, 17 and 18 of the Agreement.

Covenants and Conditions

     The Agreement contains covenants of the parties relating to actions to be taken prior to the closing date, which, among other things, include requirements that: (i) the Sellers generally cause the Business to be operated and carried on in the ordinary course consistent with Sellers' past business practices; (ii) the Sellers afford the Buyer access to the Business and certain data related thereto; (iii) the parties cooperate with each other in good faith; and (iv) the parties obtain all consents and approvals required from governmental and regulatory authorities and private third parties necessary to consummate the Transaction and to enable the Buyer thereafter to carry on the Business without material disruption. In addition, the Agreement sets forth certain terms and conditions pertaining to labor and employment matters. For instance, the Buyer is not required to hire any person currently employed at the Business, although the Sellers must afford the Buyer an opportunity to interview any employees the Buyer identifies for possible employment by the Buyer following consummation of the Transaction. Also, the parties will coordinate certain matters such as the days of vacation credited to former employees of the Business who are hired by the Buyer. See Sections 13 and 5 of the Agreement.

     The Agreement requires the Sellers to remedy certain environmental concerns of the Buyer pertaining to the Business. Those concerns are summarized on Schedule 3 to the Agreement, that schedule being included at the end of Appendix I. The concerns relate to certain underground storage tank matters, removal of certain drums, and a transformer leak. The
Agreement contemplates, however, that Sellers may not be able to complete all such remediation efforts as of the closing date. Accordingly, the Agreement provides that the Sellers shall provide to the Buyer on or before ten days prior to the expected closing date a summary of all environmental remediation performed, a summary of the cost incurred, and a detailed estimate of the expected cost remaining to complete such remediation efforts. Such summary will be updated on the date of closing. The Buyer shall be entitled to withhold at closing an amount equal to the estimated remediation costs, but such amount will be no greater than $200,000 less costs of remediation incurred by Sellers prior to closing. Currently, the Sellers estimate that those remediation costs will total less than $100,000. Once those remediation efforts have been completed, any portion of the amount withheld which is not used to pay for such remediation efforts shall be paid by Buyer to the Sellers. Nevertheless, if at the time of closing the remaining amount of environmental remediation required to be done after closing is expected to cost more than $500,000 (less costs of remediation previously incurred by Sellers), the Buyer may terminate the Agreement and not proceed to consummate the Transaction if the Sellers do not agree to incur such costs. See Section 8 of the Agreement.

     The respective obligations of the Seller and the Buyer to consummate the Transaction are subject to, among other things, the following conditions: (i) the approval of the Transaction by the shareholders of the Corporation; (ii) the absence of any statute, regulation, order, decree or injunction which has the effect of prohibiting or invalidating the consummation of the Transaction; (iii) the execution of the Noncompetition Agreements; (iv) the accuracy in all material respects of the representations and warranties of the parties contained in the Agreement as of the closing date; (v) the receipt of all necessary consents; and (vi) receipt of certain legal opinions, closing certificates and other documents (including all necessary instruments of assignment, licenses and consents) by the respective parties. See Sections 11 and 12 of the Agreement.

Termination

     The Agreement may be terminated any time prior to consummating the Transaction by: ,(i) the mutual written agreement of the parties; (ii) either party if there has been a material misrepresentation or material breach on the part of the other party of the representations, warranties or covenants set forth in the Agreement and such breach is not cured within thirty days after notice; (iii) either party if the Transaction has not been consummated by April 28, 1995 (unless such failure is due to the failure of the party seeking to terminate the Agreement);
and (iv) either party, if any court or other government body of competent jurisdiction in the United States has taken any action restraining, enjoining or otherwise prohibiting the Transaction, provided such action has become final and non-appealable. See
Section 19 of the Agreement.
                         COMPENSATION OF DIRECTORS
                        AND EXECUTIVE COMPENSATION

     (a)  Summary Compensation Table.

     The following table sets forth the compensation awarded to, earned by, or paid by the Corporation during the last three fiscal years to Mr. McKinney as Chairman and Chief Executive Officer of the Corporation, and to the two executive officers whose cash compensation in 1994 exceeded $100,000.

                                          Long Term
                                         Compensation
                    Annual Compensation    Awards

                                    Restricted Securities All
Name and                              Stock  Underlying   Other
Principal            Salary    Bonus   Awards Option Compensation
Position       Year    ($)      ($)      ($)       (#)   ($)


R. McKinney    1994 $ 75,000   $30,000 $122,500(1)3,500 $1,135(2)
Chairman/Chief 1993 $ 75,563   $ 6,024    --      3,500 $1,553
Exec Officer   1992 $ 86,857     --       --      3,500 $1,550
of the Corp

J. Richter     1994 $ 95,298   $40,000    --      2,500 $1,464(2)
Exec V P &     1993 $ 90,202   $ 6,600    --      2,500 $1,654
Chief Finance  1992 $ 88,334   $ 1,500    --      2,500 $1,803
Officer of the Corp

G. Oakes       1994 $103,452   $45,500    --      2,500 $1,524(2)
President,     1993 $ 96,827   $ 6,706    --      2,500 $1,703
Amer Precast   1992 $ 92,342   $ 2,068    --      2,000 $1,566
Division
___________________
(1) Represents the market value on the date of grant of 10,000 shares of restricted stock granted to Mr. McKinney under the 1991 Stock Incentive Plan, which shares had a market value of $127,500 on December 31, 1994. The restricted stock will vest on March 31, 1997 if the Corporation attains certain performance targets and receives dividends in the same manner and to the same extent as unrestricted shares of the Corporation's Common Stock.

(2) Consists of premiums during 1994 for term life insurance policies for Messrs. McKinney, Richter and Oakes in the amounts of $572, $763, and $763, respectively, and the Corporation's contributions to the Corporation's 401(k) Savings Plan during 1994 for the accounts of Messrs. McKinney, Richter and Oakes in the amounts of $563, $701, and $761, respectively.



 (b)  Options Tables.

 The following table sets forth the grants of stock options made during fiscal year 1994 to Mr. McKinney, Mr. Richter, and Mr.
Oakes.

              Number
                of         % of Total
              Securities     Options
              Underlying     Granted to    Exercise
              Options        Employees     or Base
              Granted        in Fiscal     Price
Name            (#)          Year 1994    ($/Share) Expire Date



R.McKinney    3,500            14.8%         $13.00 Feb 16, 2004
J.Richter     2,500            10.6%         $13.00 Feb 16, 1999
G.Oakes       2,500            10.6%         $13.00 Feb 16, 1999

 The following table sets forth on an aggregate basis each exercise of stock options during fiscal year 1994 by Mr.
McKinney, Mr. Richter, and Mr. Oakes, and the December 31, 1994 value of the unexercised options of each such executive officer.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                    AND
                      FISCAL YEAR-END OPTION VALUES


                                Number of Securities
                                Unexercised  Value of Unexercised
             Shares                Options at      Options at
           Acquired   Value       Dec 31,1994      Dec 31, 1994
Name          Exer  Realized     Exer    Unexer    Exer    Unexer
R. McKinney     --        --    26,700      --    $101,956   --
J. Richter   2,900   $21,025     7,000    5,000   $ 42,187 $8,437
G. Oakes     7,200   $46,975      --      5,000     --     $8,437


    (c)  Compensation of Directors.

    During the Corporation's last fiscal year, directors who are not salaried officers received a quarterly fee of $1,000 per quarter, a fee of $500 for each Board meeting attended, and a fee of $300 for each Board committee meeting attended.

    Under the Corporation's 1991 Director Stock Option Plan, the plan provides for the issuance of non-qualified options to purchase 1,000 shares to each outside director of the Corporation on August 14, 1991 and thereafter on the date of each annual meeting of shareholders. No option is exercisable during the period of one year following the date of grant of such option, and options granted under the plan must specify an exercise price of not less than 100% of the market price of the shares at the date of grant.

                           SHAREHOLDER PROPOSALS

    Proposals of Shareholders intended to be presented at the next annual meeting must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting no later than November 24, 1995. Any such proposals should be sent to the attention of the Secretary of the Corporation. Shareholder proposals not included in the Corporation's 1996 proxy solicitation materials must, in order to be considered at the 1996 Annual Meeting, be submitted in writing to the Secretary of the Corporation at least sixty days before the date of the 1996 Annual Meeting, or, if the 1996 Annual Meeting is held prior to March 20, 1996, within ten days after notice of the Annual Meeting is mailed to shareholders. The Board of Directors of the Corporation will review any shareholder proposals that are filed as required, and will determine whether such proposals meet applicable criteria for inclusion in its 1996 proxy solicitation materials or consideration at the 1996 Annual Meeting.

                   COMPLIANCE WITH SECTION 16(a) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers and directors, and persons who own more than 10% of the Corporation's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

    Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that during 1994, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were met.

                FINANCIAL STATEMENTS AND OTHER INFORMATION

    The Corporation's financial statements for the fiscal year ended December 31, 1994, were audited by KPMG Peat Marwick LLP ("Peat Marwick"). The Corporation has selected Peat Marwick as its independent auditor for the fiscal year ending December 31, 1995. Representatives of Peat Marwick are expected to attend the annual meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

    The Annual Report of the Corporation for the year ended December 31, 1994, including audited financial statements, has been mailed to the shareholders. Parts I and II, and the financial statements and financial information listed in Item 14(a)(1) and (2) thereof, are hereby incorporated into this Proxy Statement and shall be deemed to be a part of the proxy solicitation material.

          UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    Set forth below are certain unaudited pro forma consolidated financial statements. The first two financial statements relate to the Corporation as a whole, and the last two statements relate to the Business.

                         OTHER MATTERS

    The Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his judgment on such matters.



    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. Therefore, shareholders who do not expect to attend in person are urged to execute and return the proxy.

                                   For the Board of Directors,


                                   s/Sharon J. Sanford
                                   Sharon J. Sanford
                                   Secretary

April 11, 1995